ALBANK Financial Corporation

                               April 12, 1997


Dear Stockholder:

You are cordially invited to attend the annual meeting (the "Meeting") of the stockholders of ALBANK Financial Corporation ("ALBANK"), the holding company for ALBANK, FSB, which will be held on May 21, 1997, at 9:30 a.m., at ALBANK, FSB Operations Center, 833 Broadway, Albany, New York 12207.

The attached Notice of Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Meeting. Directors and officers of ALBANK as well as a representative of KPMG Peat Marwick LLP will be present at the Meeting to respond to any questions that our stockholders may have.

At the Meeting, stockholders will vote for the election of three directors. The Board of Directors unanimously recommends a vote "FOR" the Board's nominees named in the attached Proxy Statement. At the Meeting, stockholders will also vote with respect to Proposal 2 submitted by the Board of Directors of ALBANK for the ratification of KPMG Peat Marwick, LLP, as independent auditors of ALBANK for the fiscal year ending December
31, 1997. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" Proposal 2.

Proposal 3 was submitted by a stockholder and not by the Board of Directors and seeks to recommend that the Board of Directors of ALBANK actively seek a sale or merger of ALBANK. As more fully explained in the attached Proxy Statement, the Board unanimously recommends a vote "AGAINST" Proposal 3 because:

1. It was submitted by a major competitor of ALBANK whose interests are very different from those of our other stockholders.

2. ALBANK's existing strategy is working to substantially increase stockholder value. The Company stock price which was $8.33 at the time of its 1992 mutual-to-stock conversion (after adjusting for the 1996 6-for-5 stock split) has increased to $36.375 on March 31, 1997. Assuming the reinvestment of all dividends, this represents an increase of 362%.

3. It would disrupt ALBANK's business.

4. The Board of ALBANK, in the exercise of its fiduciary duties, will carefully consider any bona fide offers it receives. Proposal 3, if approved, could lead to a forced sale that would detract from the value that would be attainable for ALBANK stockholders.

You are urged to sign, date and mail the enclosed WHITE proxy card promptly in the postage-paid envelope provided. If you attend the Meeting, you may vote in person even if you have already mailed in your Proxy.



                                                 Sincerely yours,


                                                 /s/Herbert G. Chorbajian

                                                 Herbert G. Chorbajian

                                                 Chairman of the Board,
                                                 President and Chief
                                                 Executive Officer


                        ALBANK FINANCIAL CORPORATION
                           10 North Pearl Street
                          Albany, New York 12207
                              (518) 445-2100

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be held on May 21, 1997

Notice is hereby given that the annual meeting of stockholders (the "Meeting") of ALBANK Financial Corporation (the "Company") will be held at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York 12207, on May 21, 1997, at 9:30 a.m.

A Proxy Statement is attached and a white proxy card for the Meeting is enclosed herewith. The Meeting is for the purpose of considering and voting upon the following matters:

1. The election of three directors for a term of three years each;

2. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1997;

3. The stockholder proposal, opposed by the Board of Directors, to recommend that the Board of Directors immediately take steps necessary to actively seek a sale or merger of the Company on terms that will maximize share value for stockholders (if such proposal is properly presented at the Meeting);

4. Such other matters as may properly come before the Meeting or any adjournments thereof.

Pursuant to the Bylaws of the Company, the Board of Directors has fixed March 27, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and at any adjournments thereof. Only recordholders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Meeting, or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders at the fourth floor of ALBANK, FSB, 10 North Pearl Street, Albany, New York 12207, for a period of ten days prior to the Meeting.

Each stockholder, whether he or she plans to attend the Meeting, is requested to sign, date and return the enclosed white proxy card without delay in the enclosed postage-paid envelope. For planning purposes, you are requested to indicate on the proxy card whether you currently intend to attend the Meeting. (Of course, if your plans change, you may attend even if you do not indicate on the proxy card that you intend to do so.) Any proxy given by the stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or by delivering to the Company a duly executed proxy bearing a later date. Any stockholder present at the Meeting may elect to revoke his or her proxy by voting personally on the matters brought before the Meeting.



                                      By Order of the Board of Directors


                                      /s/Freling H. Smith

                                      Freling H. Smith
                                      Secretary

Albany, New York
April 12, 1997

The Board of Directors recommends voting FOR Proposal 1 and 2 and
AGAINST Proposal 3.


                        ALBANK Financial Corporation
                           10 North Pearl Street
                          Albany, New York 12207
                              (518) 445-2100

                             PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS
                              May 21, 1997

Solicitation and Voting of Proxies

This Proxy Statement is being furnished to stockholders of ALBANK
Financial Corporation ("ALBANK" or the "Company") in connection with the solicitation by the Board of Directors and management of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, May 21, 1997, at 9:30 a.m., at the ALBANK, FSB Operations Center, 833 Broadway, Albany, New York 12207, and at any adjournments thereof. A 1996 annual report to stockholders covering the year ended December 31, 1996, including the consolidated financial statements of the Company for the year ended December 31, 1996, accompanies this Proxy Statement. This Proxy Statement and the accompanying WHITE proxy card are first being mailed to stockholders on or about April
12, 1997.

Regardless of the number of shares of stock owned, it is important that stockholders be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed WHITE proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of ALBANK will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of the Board of Directors' nominees for Directors and FOR the approval or ratification of KPMG
Peat Marwick, LLP as independent auditors and AGAINST Proposal 3, the other specific proposal presented in this Proxy Statement.

As of the date of printing of this Proxy Statement, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company
(at the address above), by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the recordholder of your shares to vote personally at the Meeting.

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, MacKenzie Partners, Inc. will assist the Company in soliciting proxies for the Meeting and will be paid fees aggregating approximately $15,000 plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by Directors, officers and regular employees of the Company and of ALBANK, FSB (the "Bank"), without additional compensation therefor. ALBANK will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

The securities which may be voted at the Meeting consist of shares of Common Stock of ALBANK ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting except as described below. There is no cumulative voting for the election of Directors.

The close of business on March 27, 1997, has been fixed by the Board of Directors as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 12,818,539 shares.

As provided in the Company's Certificate of Incorporation, recordholders of Common Stock that is beneficially owned, directly or indirectly, by a person or entity who beneficially owns in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit.
In general, a person or entity is deemed to beneficially own shares such person or entity has the right to acquire or over which such person or entity has investment or voting power (other than pursuant to certain revocable proxies), shares beneficially owned by an affiliate of such person or entity, and shares beneficially owned by any group in which such person or entity participates pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares. For purposes of this provision, the Employee Stock Ownership Plan and Trust of the ALBANK, FSB Incentive Savings and Employee Stock Ownership Plan is not deemed to beneficially own the shares of Common Stock held under such plan. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities have any agreements, arrangements or understandings, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board to implement and apply the Limit.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Meeting.
In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may (subject to applicable laws and regulations of the Securities and Exchange Commission) be adjourned in order to permit the further solicitation of proxies. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company. Under applicable Delaware law, in determining whether the proposal regarding the appointment of KPMG Peat Marwick LLP has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against such proposal.
The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required to approve Proposal 3 (A STOCKHOLDER PROPOSAL
OPPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY). Under applicable law, in determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against Proposal 3. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock, as disclosed in certain reports regarding such ownership filed as of December 31, 1996 with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Section 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act") by such persons and groups. Other than those persons listed below, the Company is not aware of any person or group that owned more than 5% of the Common Stock as of March 27, 1997.


                   Name and Address             Number        Percentage
Title of Class     of Beneficial Owner          of Shares     of Class<F1>
Common Stock       Employee Stock Ownership     977,541       7.57%
                   Plan and Trust ("ESOP")
                   of the Albank, FSB
                   Incentive Savings
                   and Employee
                   Stock Ownership Plan<F2>
                   10 North Pearl Street
                   Albany, New York 12207


<F1> The total number of shares of Common Stock outstanding on March
27, 1997 was 12,818,539 shares.

<F2> The Human Resources Committee of the Board of Directors of the
Bank administers the ESOP. An independent bank, First National Bank of Boston, has been appointed trustee for the ESOP ("ESOP Trustee") by the Board of Directors. The Human Resources Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. Subject to its fiduciary duties, the ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, again subject to the ESOP Trustee's fiduciary duties, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated Common Stock.


Stock Ownership by Management

The following table sets forth information as of March 27, 1997, as to shares of Common Stock beneficially owned by Directors individually, by the five most highly compensated executive officers of the Bank including the Chief Executive Officer individually, and by executive officers and Directors as a group. Ownership information is based upon information furnished by the respective individuals.


                             Shares of Stock
Name                         Beneficially Owned<F1>     Percentage of Class<F2>
Herbert G. Chorbajian          457,598<F3>              3.5%

John E. Maloy, Sr.              55,445<F4>              0.4%

Henry M. Elliot, Jr.            44,113<F4>              0.3%

William J. Barr                 38,088<F4>              0.3%

Anthony P. Tartaglia            30,953<F5>              0.2%

Susan J. Stabile                 7,100<F6>              0.1%

Karen R. Hitchcock                  --                   --

Francis L. McKone                   --                   --

Richard J. Heller              154,767<F7>              1.2%

Barry G. Blenis                156,032<F8>              1.2%

Clifford M. Apgar               76,470<F9>              0.6%

Freling H. Smith                88,315<F10>             0.7%

All executive officers and
Directors of the Bank and
Company as a group
(13 persons)                 1,206,157<F11>             8.8%

<F1> Each person or relative of such person whose shares are included herein, exercises sole (or shared with spouse, relative or affiliate) voting or dispositive power as to the shares reported. On February
27, 1996, the Board of Directors declared a stock dividend (the "1996
Stock Dividend"), payable on April 1, 1996, of one additional share of Common Stock for every five shares of Common Stock owned by stockholders of record on the close of business on March 15, 1996. All numbers have been changed to reflect payment of the 1996 Stock Dividend.

<F2> The total number of shares of Common Stock outstanding on March
27, 1997, was 12,818,539 shares.

<F3> Includes 16,836 shares with respect to Mr. Chorbajian awarded under the Bank's Recognition and Retention Plan for Senior Executive Officers ("BRP") as to which voting may be directed by Mr. Chorbajian and includes 318,400 shares subject to outstanding stock options under the Company's 1992 Stock Incentive Plan for Key Employees, as amended (the "Stock Incentive Plan"), 60,480 of which became exercisable on each of April 1, 1993, April 1, 1994, April 1, 1995, April 1, 1996
and April 1, 1997, and 16,000 of which became exercisable on December
18, 1996.

<F4> Includes 2,400 shares awarded to each Director who was a Director on April 1, 1992, the date of the conversion of the Bank from mutual to stock form of ownership (the "Conversion") under the Bank's Recognition and Retention Plan for Outside Directors ("BRPO") as to which voting may be directed by the Director and includes 30,000 shares subject to outstanding stock options under the Company's 1992 Stock Incentive
Plan for Outside Directors (the "Directors' Plan"), 6,000 of which became exercisable on each of April 1, 1993, April 1, 1994, April
1, 1995, April 1, 1996 and April 1, 1997, and 1,000 shares subject to outstanding stock options under the Company's 1995 Stock Incentive
Plan for Outside Directors (the "1995 Directors' Plan") which became exercisable on December 18, 1996.

<F5> Includes 1,489 shares awarded to Dr. Tartaglia under the BRPO on March 5, 1993 as to which voting may be directed by Dr. Tartaglia, and 24,000 shares subject to outstanding stock options under the Directors' Plan, 6,000 of which became exercisable on each of March 5, 1994, March 5, 1995, March 5, 1996 and March 5, 1997, and 1,000 shares subject to outstanding stock options under the 1995 Directors' Plan which became exercisable on December 18, 1996.

<F6> Includes 6,000 shares subject to outstanding stock options under the Directors' Plan which became exercisable on June 26, 1996 and 1,000 shares subject to outstanding stock options under the 1995 Directors' Plan which became exercisable on December 18, 1996.

<F7> Includes 3,029 shares with respect to Mr. Heller awarded under the BRP as to which voting may be directed by Mr. Heller and includes 111,200 shares subject to outstanding stock options under the Stock Incentive Plan, 21,600 of which became exercisable on each of April 1, 1993, April 1, 1994, April 1, 1995, April 1, 1996 and April 1,
1997, and 3,200 of which became exercisable on December 18, 1996.

<F8> Includes 6,054 shares with respect to Mr. Blenis awarded under the BRP as to which voting may be directed by Mr. Blenis and includes 93,200 shares subject to outstanding stock options under the Stock Incentive Plan, 18,000 of which became exercisable on each of April 1, 1993, April 1, 1994, April 1, 1995, April 1, 1996 and April 1,
1997, and 3,200 of which became exercisable on December 18, 1996.

<F9> Includes 68,200 shares subject to outstanding stock options under the Stock Incentive Plan, 18,000 of which became exercisable on each of April 1, 1993, April 1, 1994, April 1, 1995, April 1, 1996 and
April 1, 1997, and 3,200 of which became exercisable on December 18, 1996. 12,000 of said options were exercised August 12, 1993, 6,000 options were exercised May 20, 1994, and 7,000 options were exercised on July 18, 1996.

<F10> Includes 79,520 shares subject to outstanding stock options under the Stock Incentive Plan, 18,000 of which became exercisable on each of April 1, 1993, April 1, 1994 and April 1, 1995, April 1, 1996 and April 1, 1997, and 2,000 of which became exercisable on December 18, 1996. 10,200 of said options were exercised on May 20, 1994 and 2,280 options were exercised April 10, 1995.

<F11> Includes 914,955 shares (including the shares referred to in footnotes 3, 4, 5, 6, 7, 8, 9 and 10) cumulatively allocated to executive officers and Directors under the BRP and the BRPO as to which such officers and Directors may direct voting and shares subject to outstanding stock options under the Stock Incentive Plan, the Directors' Plan and the 1995 Directors' Plan that became exercisable on April 1, 1993, March 5, 1994, April 1, 1994, March 5, 1995, April 1, 1995, March
5, 1996, April 1, 1996, December 18, 1996, March 5, 1997 and April
1, 1997.


PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF THREE DIRECTORS OF ALBANK FINANCIAL CORPORATION FOR THREE YEAR TERMS ENDING 2000.

Pursuant to ALBANK's bylaws, the number of Directors of ALBANK is the number designated from time to time by the Board of Directors, except that in the absence of such designation the number will be ten. The Board of Directors presently has set the number of directors at eight. Each of the members of the Company's Board of Directors also presently serves as a Director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of only one of three classes of Directors expiring each year. Directors serve until their successors are elected and qualified.

The three nominees proposed by the current Board of Directors of ALBANK for election at the Meeting are John E. Maloy, Sr., Henry M. Elliot, Jr., and Karen R. Hitchcock, Ph.D. All nominees named are presently Directors of the Company and the Bank.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and (unless the present Board of Directors reduces the number of Directors pursuant to ALBANK's bylaws) for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

Unless authority to vote for the Directors is withheld, it is intended that the shares represented by the enclosed WHITE proxy card will be voted for the election of all nominees proposed by the Board of Directors, as set forth above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees and Continuing Directors

The following table sets forth the names of the nominees and continuing Directors, a brief description of their recent business experience, including occupations and employment, their ages, the year in which each became a Director of the Bank and the year in which their terms as Director of the Company expires. Unless otherwise indicated, the principal occupation listed for each person below has been his or her principal occupation for the past five years.


Name and Principal
Occupation at Present                                                Director of              Expiration
and for the Past Five Years                      Age<F1>             the Bank Since<F2>       of Current Term
Nominees

John E. Maloy, Sr.                               73                  1976                     1997
Mr. Maloy has been President of J.H. Maloy,
Inc., a construction firm, since 1990.
From 1965 to 1990, he held the position
of Executive Vice President of that firm.
Mr. Maloy is currently Chairman of the Bank's
Human Resources Committee.

Henry M. Elliot, Jr.                             74                  1976                     1997
Mr. Elliot was Agency Manager of the Equitable
Life Assurance Society of the United States
from 1958 until his retirement in 1988.
Mr. Elliot is currently Chairman of the
Bank's Executive Committee.

Karen R. Hitchcock, Ph.D.                        53                  1996                     1997
Ms. Hitchcock has been President of the
University at Albany since 1996. From
1991 to 1996, she was Vice President
of Academic Affairs.

Herbert G. Chorbajian                            58                  1985                     1998
Mr. Chorbajian is Chairman, President
and Chief Executive Officer of the Company.
He commenced his employment with the Bank
in 1984 as Executive Vice President and
Chief Operating Officer. He became
President in 1985 and has served as
Chairman of the Board, President, Chief
Operating Officer and Chief Executive
Officer of the Bank since 1990.

William J. Barr                                  70                  1982                     1998
Mr. Barr was Senior Vice President and
Comptroller of the Bank from 1982 until his
retirement in 1989. Mr. Barr is currently
Chairman of the Bank's Loan Committee.

Anthony P. Tartaglia, M.D.                       64                  1993                     1999
Dr. Tartaglia is a Professor of Medicine at
the Albany Medical College with substantial
patient responsibility. He also serves on a
national task force working on issues of
health care policy in the United States.
Dr. Tartaglia is currently Chairman of the
Bank's Audit Committee.

Susan J. Stabile, Esq.                           39                  1995                     1999
Ms. Stabile is Associate Professor of Law
at St. John's University School of Law.
An author of several legal publications,
Ms. Stabile is a member of the American
Bar Association. Her other affiliations
include membership in the Bar Association
of the City of New York and the American
Association of Law Schools Section on
Labor and Employment Law.

Francis L. McKone                                62                  1996                     1998
Mr. McKone has been President and CEO of
Albany International Corp. since 1993 and
President since 1984. Mr. McKone is presently
a Director of Albany International Corp.

<F1> At December 31, 1996.

<F2> Each person listed, other than Dr. Tartaglia, Ms. Stabile, Ms.
Hitchcock and Mr. McKone, has been a Director of the Company since its incorporation in 1991. Dr. Tartaglia became a Director of the Company on March 5, 1993, Ms. Stabile on June 26, 1995, Ms. Hitchcock on October 16, 1996 and Mr. McKone on December 3, 1996. Director Robert passed away on December 5, 1996 and Director Underhill retired as of January 28, 1997.

Meetings of the Board and Committees of the Board

During the year ended December 31, 1996, the Board of Directors of the Company held 8 meetings. No Director of the Company attended fewer than 75% in the aggregate of the total number of the Company's board meetings and the total number of committee meetings on which such Director served. The Company does not have standing audit or nominating committees of the Board of Directors, or committees performing similar functions. The Company maintains a standing compensation committee, the members of which are the same as that of the Bank's Human Resources Committee. The Company does not pay compensation and thus its compensation committee did not meet in 1996.

The Board of Directors of the Bank has established various committees, including the Executive, Audit, Human Resources, Loan and Directors Nominating and Search Committees.

The Executive Committee has the authority to approve securities transactions and to exercise most powers of the Board of Directors in the intervals between meetings of the Board. Any activities of this Committee are reported to the Board at its next meeting. The Executive Committee did not meet in 1996. Prior to January 28, 1997, the Executive Committee consisted of Messrs. Underhill (Chairman), Robert (deceased December,
1996), Maloy and Chorbajian. On January 28, 1997, Mr. Underhill retired,
Mr. Elliot became Chairman, and Mr. Barr was added to the Committee.

The Audit Committee meets quarterly to review the Bank's internal audit performance and as necessary with the Bank's independent certified public accountants. The Bank's Audit Committee met five times during the year ended December 31, 1996. Prior to July 22, 1996, the Audit Committee consisted of Messrs. Robert (Chairman), Underhill and Dr. Tartaglia. On that date, Mr. Robert rotated off the Committee, Dr. Tartaglia became Chairman and Ms. Stabile was added to the Committee.
On January 28, 1997, Mr. Underhill retired.

The Bank's Human Resources Committee has authority with respect to the Bank's compensation and benefit plans. The Committee met seven times during the year ended December 31, 1996. Prior to January 22, 1996, the Human Resources Committee consisted of Messrs. Meath (Chairman), Underhill, Maloy, Dr. Tartaglia and Ms. Stabile. On that date, Mr.
Meath retired and Mr. Maloy became Chairman. On January 28, 1997,
Mr. Underhill retired and Mr. McKone was added to the Committee.

The Loan Committee approves all credits to a single borrower in excess of three million five hundred thousand dollars ($3,500,000). The Loan Committee met eleven times in 1996. Prior to January 22, 1996, the Loan Committee consisted of Messrs. Crawford (Chairman), Robert, Elliot, Barr and Chorbajian. On that date, Mr. Crawford retired and Mr. Barr became Chairman. On March 25, 1996, Mr. Chorbajian became ex officio and non-voting. On December 5, 1996, Mr. Robert passed away. On October 28, 1996, Mr. Maloy was added to the Committee. On January 28, 1997,
Ms. Hitchcock was added to the Committee.

The Directors Nominating and Search Committee is a Committee of the whole Board and is chaired by Dr. Tartaglia. The Committee met three times in 1996. The Committee was eliminated on December 27, 1996.

The Board of Directors (as a whole and not as a Committee) considers and approves the nominees for Directors to stand for election at the Company's annual meeting of stockholders. The Company's bylaws allow for stockholder nominations of Directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. Generally, to be timely, notice must be given to the Company's Secretary at least thirty days prior to the stockholder meeting. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's bylaws and by the Exchange Act. For additional information, see Notice of Business to be Conducted and Nomination of Directors at an Annual Meeting on page 30.

Directors' Compensation

Directors' Fees. During 1997, Directors of the Bank who were not officers received a retainer of $17,000 per year plus $1,000 for each board meeting attended. Such Directors also received $400 for each committee meeting attended and all Committee chairpersons received a stipend of $1,500. Directors do not receive a retainer or any separate fees for services as Directors of the Company.

Directors' Retirement Plan. Since 1988, the Bank has maintained a non-qualified plan, the Directors' Retirement Plan of ALBANK, FSB, to provide retirement benefits for Directors of the Bank. A Director who retires from the Board after at least three years of service (or upon death or disability) is entitled to receive an annual benefit commencing with the later of the first month subsequent to such Director's retirement or the attainment of age 65, of $500 for each quarter of service as a Director, up to a maximum of 40 quarters, payable in quarterly installments for life. In the event of a Director's retirement upon disability, the Board may approve a lump sum disability benefit payable before age 65 in lieu of normal retirement benefits. The Plan also provides for payment of annual death benefits to the surviving spouse of a Director who would have been eligible for a retirement benefit. The Plan is unfunded, and all obligations arising thereunder are payable solely from the general assets of the Bank. The Bank has amended the Directors' Retirement Plan to freeze participation in the Plan to Directors who were participating Directors in the Plan on January 1, 1992 (that is, Directors who had been Directors for three years at such time).

Directors' Stock Option Plans. The Board of Directors of the Company has terminated the Directors' Plan and in its place adopted the 1995 Directors' Plan. The 1995 Directors' Plan provides for the annual grant of options to purchase 2,500 shares (3,000 shares after giving effect to the 1996 Stock Dividend) of Common Stock to members of the Board of Directors who are not employees of the Bank or the Company. Under the terms of the 1995 Directors' Plan, each member of the Board of Directors of the Company who was a member on December 18, 1995, and each member of the Board of Directors of the Company on the fourth Monday of December in each subsequent year who is not an officer or employee of the Bank or the Company, is to be granted on such date options to purchase 2,500 shares (3,000 shares after giving effect to the 1996 Stock Dividend) of Common Stock (together with limited stock appreciation rights exercisable only upon a change in control of the Company or the Bank ("Limited Rights")) at an exercise price equal to the fair market value of the shares on the date of grant.
Such options are exercisable on a cumulative basis in equal installments at a rate of 33-1/3% per year commencing one year from the date of grant, although the 1995 Directors' Plan provides for accelerated vesting in certain circumstances. The Company has initially reserved 200,000 shares (240,000 shares after giving effect to the 1996 Stock Dividend) of Common Stock for issuance under the 1995 Directors' Plan.

Recognition and Retention Plans and Trusts. In connection with the Conversion, the Bank established the BRPO, which was approved by stockholders at the first annual meeting of the Company's stockholders. Awards of shares of Common Stock to outside Directors are fixed by the BRPO.
Each outside Director serving in such capacity as of April 1, 1992, the date of the Conversion (which included Messrs. Crawford, Underhill, Robert, Meath, Maloy, Elliot and Barr), was granted an award of a number of shares equal to $100,000 divided by the fair market value of a share of Common Stock on the date of the Conversion (10,000 shares). Each individual who was first elected as an outside Director prior to April 24, 1995 was automatically granted an award of a number of shares equal to $100,000 divided by the fair market value of a share of Common Stock as of the effective date of such election. (Dr. Tartaglia was granted 6,201 shares on March 5, 1993.) The awards are earned by outside Directors over five years with 20% becoming vested at the end of each twelve consecutive months of service as a Director or Director Emeritus following the date of grant, although the BRPO provides for accelerated vesting in certain circumstances. On April 24, 1995, the BRPO was amended by closing participation to all directors subsequently elected, which action was ratified at the 1996 Annual Shareholder meeting.

Deferred Fee Plan. The Bank maintains a Deferred Compensation Plan for Directors' Fees (the "Deferred Compensation Plan for Directors").
This is a non-qualified, unfunded plan that permits a Director to elect to defer receipt of all or a specified part of his of her fees. Deferred fees may be "invested" (i.e., accrue interest as though actually invested) at the direction of the Director in one or more of the following four funds: a Money Market Fund, a Core Equity Fund, an Emerging Growth Equity Fund and an Intermediate Term Bond Fund. Such deferred amounts become payable in five to ten annual installments upon a Director ceasing to serve as such.

Executive Compensation and Benefits

Summary Compensation Table. The following table sets forth the cash compensation paid, and other compensation paid or accrued, by the Bank for services rendered during the years ended December 31, 1996, December 31, 1995 and December 31, 1994, to the five highest paid executive officers of the Bank or the Company who received compensation in excess of $100,000 from the Bank, including the Chief Executive Officer, in all capacities in which they served. The Company has not paid any compensation.

                                                          Annual
                                                       Compensation
Name and                                                             Options/       All Other
Principal Position                Year     Salary       Bonus        SARs<F1>       Compensation<F2>
Herbert G. Chorbajian<F3>         1996     $454,600     $179,567     60,000         $276,589
Chairman, President               1995     $430,661     $111,972     48,000         $259,645
and Chief Executive               1994     $413,846     $244,169         --         $183,913
Officer

Richard J. Heller<F3>             1996     $173,431     $ 57,718     10,000         $ 39,979
Executive Vice                    1995     $164,061     $ 34,125      9,600         $ 41,150
President and                     1994     $157,538     $ 74,358         --         $ 46,068
Chief Financial
Officer

Barry G. Blenis<F3>               1996     $170,931     $ 56,886     10,000         $ 41,483
Executive Vice                    1995     $164,061     $ 34,125      9,600         $ 29,864
President--Operations             1994     $156,923     $ 74,068         --         $ 28,240
and Strategic Planning

Clifford M. Apgar                 1996     $168,408     $ 55,373     10,000         $ 26,078
Executive Vice                    1995     $158,935     $ 33,058      9,600         $ 27,330
President--Senior Credit          1994     $152,969     $ 72,201         --         $ 16,537
Officer

Freling H. Smith                  1996     $155,660     $ 45,328      6,000         $ 24,307
Senior Vice                       1995     $146,530     $ 22,859      6,000         $ 19,859
President, Secretary              1994     $141,823     $ 50,205         --         $ 17,920
and General Counsel

<F1> This represents incentive stock options to purchase shares of
Common Stock awarded to the named executive officers under the 1992
Stock Incentive Plan for Key Employees, as amended. Options become exercisable at a rate of 331/3% per year beginning December 18, 1996 for awards made in 1995 and December 2, 1997 for awards made in 1996. Options will also become 100% exercisable upon a change in control of the Bank or the Company or upon termination of employment due to death or disability. Upon termination of employment for any other reason, unexercisable options expire. All options were awarded with Limited Rights. These options reflect payment of the 1996 Stock Dividend.

<F2> The amounts disclosed in this column include:

(a) The Bank's contribution to the Bank's Incentive Savings and Employee Stock Ownership Plan (the "401(k) Plan"), a defined contribution plan. Prior to April 1, 1992, the Bank made a cash matching contribution to the 401(k) Plan. Commencing April 1, 1992, such contributions were made in the form of an annual allocation of shares of Common Stock ("ESOP Shares") under the ESOP portion of the 401(k) Plan, the first of which was made as of December 31, 1992 for the 1992 calendar year. The total value of the cash contribution and allocation of ESOP Shares for the named individuals for 1996 is as follows: Mr. Chorbajian, $9,000; Mr. Heller, $6,408; Mr. Blenis, $9,000; Mr. Apgar, $4,500;
and Mr. Smith, $4,551.

(b) Bank allocations under the Bank's Supplemental Deferred Compensation Plan for 1996 in the following amounts: Mr. Chorbajian, $24,994, Mr.
Heller, $3,453; Mr. Blenis, $3,303, and Mr. Smith, $1,711. The Supplemental Deferred Compensation Plan is a non-qualified plan that compensates participants in the 401(k) Plan whose contributions are limited by the Internal Revenue Code of 1986, as amended (the "Code"). Benefits in respect of cash allocations under the Supplemental Deferred Compensation Plan may be "invested" (i.e., accrue interest as though actually invested) at the direction of the executive in one or more of the following four funds: a Money Market Fund, a Core Equity Fund, an Emerging Growth Equity Fund and an Intermediate Term Bond Fund. Earnings allocated during 1996 for the named executives are as follows: Mr. Chorbajian, $197,029, Mr. Heller, $5,219, Mr. Blenis, $12,604, and Mr. Smith $1,915.
The Supplemental Deferred Compensation Plan was amended December 28,
1993 to take into account all limitations on allocations under tax-qualified retirement plans pursuant to the Code. Benefits in respect of share allocations take the form of phantom stock. Shares allocated in 1996 under the Bank's Supplemental Deferred Compensation Plan and the value based on the closing price per share of the Common Stock on the Nasdaq National Market System on December 31, 1996 of $31.375 are as follows:
Mr. Chorbajian, 1,710.453 shares, value of $53,665; Mr. Heller, 242.733 shares, value of $7,616; Mr. Blenis, 231.369 shares, value of $7,259;
Mr. Apgar, 229.98 shares, value of $7,216, and Mr. Smith, 110.754 shares, value of $3,474.

(c) Imputed income on the value of supplemental life insurance premiums in the following amounts: Mr. Chorbajian, $4,050; Mr. Blenis, $2,599; Mr. Apgar, $4,798; and Mr. Smith, $2,355.

(d) Bank payments of premiums under an executive life insurance program which the Bank offered to its Vice Presidents and more senior officers effective January 1, 1993. This program provides permanent insurance
(as opposed to term insurance) within the Bank's group term life insurance program. Participation is voluntary and the Bank pays toward the premium the amount to which the executive would have been entitled within the group term program. In Mr. Heller's case, the Bank paid $1,682 in 1996, which is included in his salary.

(e) Bank allocations of the following amounts for 1996 in respect of supplemental retirement arrangements, which are provided for by individual employment or other agreements or under the Bank's Retirement Restoration Plan (the "Restoration Plan"): Mr. Chorbajian, $175,080,
Mr. Heller, $22,502; Mr. Blenis, $19,321; Mr. Apgar, $9,564; and Mr.
Smith, $12,216. The Restoration Plan is a non-qualified plan that compensates participants in the Retirement Plan of ALBANK, FSB (the "Retirement Plan") whose benefits are limited by the Code.

(f) Bank payments in 1996 in respect of supplemental death and disability insurance provided by an individual employment agreement with Mr.
Chorbajian in the amount of $9,800.

<F3> As of December 31, 1996, the number and value of shares of Common
Stock held for the benefit of the named executive officers under the BRP, based on the closing price per share of the Common Stock on the Nasdaq National Market System on December 31, 1996 of $31.375, are as follows: Mr. Chorbajian, 16,836 shares, value of $528,230; Mr. Heller, 3,029 shares, value of $95,035; and Mr. Blenis, 6,054 shares, value of $189,944.


Option/SAR Grants in Last Fiscal Year
                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                                                                                  Annual Rates of
                                                                                             Stock Price Appreciation
                                    Individual Grants                                             for Option Term

                                             Percent
                             Number of       of Total
                             Securities      Options/SARs
                             Underlying      Granted to      Exercise or
                             Options/SARs    Employees in    Base Price     Expiration
Name                         Granted (#)     Fiscal Year     ($/sh)         Date           5% ($)            10% ($)
(a)                          (b)             (c)             (d)            (e)            (f)               (g)
Herbert. G. Chorbajian       60,000          35.71           $32.125        12/02/06       $1,212,194        $3,071,938

Richard J. Heller            10,000           5.95            32.125        12/02/06          202,032           511,990

Barry G. Blenis              10,000           5.95            32.125        12/02/06          202,032           511,990

Clifford M. Apgar            10,000           5.95            32.125        12/02/06          202,032           511,990

Freling H. Smith              6,000           3.57            32.125        12/02/06          121,219           307,194

See footnote (1) to the Summary Compensation Table for a description of the material terms of the options granted to the named executive officers.

Option Exercise and Option Value Table. The following table provides information regarding the value of unexercised in-the-money options (i.e., options which had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1996. Unexercised options granted in 1995 included in the table were in-the-money as of December 31, 1996; those granted in 1996 were not. The closing price per share of the Common Stock on the Nasdaq National Market System on December 31, 1996 was $31.375.

                                                                                                      Value of Unexercised
                                                                   Number of Unexercised                  In-the-Money
                                                                    Options at Year End                Options at Year End

                             Shares Acquired     Value
Name                         on Exercise         Realized       Exercisable    Unexercisable       Exercisable    Unexercisable
Herbert G. Chorbajian            0                      0       318,400        92,000              $7,076,477     $172,334

Richard J. Heller                0                      0       111,200        16,400              $2,510,237     $ 35,967

Barry G. Blenis                  0                      0        93,200        16,400              $2,095,486     $ 35,967

Clifford M. Apgar            7,000               $174,742        68,200        16,400              $1,519,444     $ 35,967

Freling H. Smith                 0                      0        79,520        10,000              $1,799,775     $ 22,667

Each option represents the right to acquire one share of Common Stock


Employment Agreements. In 1996, the Company extended the employment agreements with Messrs. Chorbajian, Heller, Blenis and Smith and the Bank extended the employment agreements with Messrs. Chorbajian, Heller, Blenis, Smith and Apgar (the "Employment Agreements" or the "Agreements"). The Employment Agreements, which were approved by the OTS, are designed to ensure that the Bank and the Company will be able to maintain a stable and experienced management base.

The Employment Agreements with the Bank and the Company provide for a three-year term in the case of Mr. Chorbajian and for a two-year term in the case of the other officers. The Human Resources Committee of the Bank conducted a performance evaluation of each of the officers and, in 1997, recommended their contracts be extended for an additional year. This recommendation was approved by the full Board of Directors. The Board of Directors of the Company also conducted a performance review of the officers who had employment contracts and extended them for an additional year. Thus, Mr. Chorbajian's contracts have been extended until March 31, 2000, and the other officers contracts until March 31, 1999. Base salaries are reviewed annually.

In addition to specifying a minimum base salary, the Agreements provide for, among other things, disability pay and other fringe benefits applicable to executive personnel generally. The Agreement with Mr. Chorbajian provides for certain supplemental disability and death benefits to be paid to Mr. Chorbajian or his beneficiaries and the Agreements with Messrs. Heller, Smith and Apgar provide for the payment to such individuals of certain supplemental retirement benefits. The cost to the Bank of providing these benefits is disclosed in the summary compensation table and footnotes.

The Agreements provide for termination by the Bank or the Company for cause at any time. In the event the Bank or the Company chooses to terminate the officer's employment for reasons other than for cause, the officer or, in the event of his death, his beneficiary, will be entitled to a severance payment equal to the amounts due under his Agreement for the remainder of its term. In the event of involuntary termination or the officer's resignation from the Bank and the Company upon (i) failure to re-elect the officer to his current offices, (ii) a material change in the officer's functions, duties or responsibilities, or relocation of his principal place of employment, (iii) a reduction in compensation or benefits, or (iv) a breach of his Agreement by the Bank or the Company, in each case, accompanied by a change in control of the Bank or the Company, the officer or, in the event of death, his beneficiary, will be entitled to a severance payment equal to approximately three times (in the case of Mr. Chorbajian) or two times (in the case of the other officers) his annual compensation.
The Bank and the Company will also be required to continue the executive's life, health, accident, dental and disability coverage for up to three years (in the case of Mr. Chorbajian) or two years (in the case of the other officers). A "change in control" is generally defined for purposes of the Agreements and other plans of the Bank and the Company to include the acquisition by a person or group of persons having beneficial ownership of 20% or more of the Common Stock during the term of such Agreement (or other plan) or a tender offer or exchange offer, merger or other form of business combination, sale of assets, or contested election of Directors which results in a change of a majority of the Board of Directors of the Bank or the Company.

If payments made under the Employment Agreements in the event of a change in control were to constitute an excess parachute payment under
Section 280G of the Code, an excise tax would be imposed on the recipient and the Company and the Bank would be denied an income tax deduction in respect of such excess amounts. The Employment Agreements provide that benefits payable to the officer upon a change in control will be reduced by an amount necessary to prevent imposition of such excise tax and the denial of such deduction.

Severance Policy. The Bank has a severance pay policy that provides benefits to all full-time employees, including officers, with at least one year service in the event of certain circumstances. Under the policy, an eligible employee is entitled to benefits in the event he or she is terminated without cause or resigns after refusing to accept transfer to a location outside of a 50-mile radius of his or her existing location. Under such circumstances, an eligible employee who is an officer would be entitled to bi-weekly severance pay equal to his or her bi-weekly rate of salary (determined without regard to bonus, overtime and supplemental payments) for four weeks plus two weeks for each full year of service, up to a maximum of 52 weeks
(the "Severance Period"). Additionally, in the event of involuntary termination without cause or voluntary termination without cause due to a reduction of salary, benefits or responsibilities within three years of a merger or consolidation in which the Bank is not the surviving entity, or the sale or exchange of a significant portion of the Bank's business, after the expiration of the Severance Period, an eligible employee is entitled to receive 2/3 of his severance payment for a second period equal in length to the Severance Period, and 1/3 of his severance payment for a third period equal in length to the Severance Period.

Retirement Plan and Supplemental Retirement Benefits. The Bank maintains the Retirement Plan for the benefit of salaried employees of the Bank. The Retirement Plan is a non-contributory defined benefit pension plan. Salaried employees of the Bank who have attained age 21 and have completed one year of service are eligible to participate. The
Bank contributes an amount to the Retirement Plan necessary to fund the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974 and Section
412 of the Code.

Upon the attainment of normal retirement age, at or after 65, a participant hired before October 1, 1985 (which would include each of Messrs. Chorbajian and Blenis) will be entitled to an annual normal retirement benefit equal to 3% of the average of his three consecutive years of highest compensation (as defined in the Retirement Plan to include all salary including salary reduction contributions under the 401(k)
Plan) for each of his first 15 years of credited service, plus 1% of such average compensation for each year of his credited service in excess of 15, the aggregate not to exceed 60%. A participant hired after October 1, 1985 (which would include Messrs. Heller, Smith and
Apgar) will be entitled to 2% of the average of his five consecutive years of highest compensation for each year of credited service (up to 30 years). Except in cases of certain long-service employees, the sum of the amounts calculated under both formulas is reduced by 1-2/3% of the participant's primary social security benefit for each year of credited service after October 1, 1985 (up to 30 years).

Under the Retirement Plan, benefits are also payable for retirement due to disability or early retirement and upon death. Upon termination of employment for any other reason, participants receive the present value of their vested benefit, in the form of a lump sum, provided that such amount does not exceed $3,500. If the present value of their vested benefit exceeds $3,500, distribution will generally be made upon attainment of normal retirement age, attainment of age 60 or attainment of a combined age and employment equal to 75.

The following table sets forth, in straight line annuity amounts using the formula applicable to Messrs. Chorbajian and Blenis, but without regard to the Social Security offset, the estimated annual benefits payable upon retirement at age 65 in calendar year 1995, expressed in the form of a single life annuity, for the average compensation and credited service classification specified.


                                                Credited Service
Average Annual Earnings      15             20             25             30<F1>
$100,000                     $ 45,000       $ 50,000       $ 55,000       $ 60,000

$150,000                     $ 67,000       $ 75,000       $ 82,500       $ 90,000

$200,000<F2>                 $ 90,000<F2>   $100,000<F2>   $110,000<F2>   $120,000<F2>

$250,000<F2>                 $112,500<F2>   $125,000<F2>   $137,500<F2>   $150,000<F2>

$300,000<F2>                 $135,000<F2>   $150,000<F2>   $165,000<F2>   $180,000<F2>

$350,000<F2>                 $157,500<F2>   $175,000<F2>   $192,500<F2>   $210,000<F2>

$400,000<F2>                 $180,000<F2>   $200,000<F2>   $220,000<F2>   $240,000<F2>

$450,000<F2>                 $202,500<F2>   $225,000<F2>   $247,500<F2>   $270,000<F2>

$500,000<F2>                 $225,000<F2>   $250,000<F2>   $275,000<F2>   $300,000<F2>

$550,000<F2>                 $247,000<F2>   $275,000<F2>   $302,000<F2>   $330,000<F2>

$600,000<F2>                 $270,000<F2>   $300,000<F2>   $330,000<F2>   $360,000<F2>


<F1> The maximum benefit under the Retirement Plan is 60% of average annual earnings.

<F2> The Code limits both the amount of compensation that may be used for purposes of calculating a participant's Retirement Plan benefit and the maximum annual benefit payable to a participant under the Retirement Plan. For the 1996 plan year, (i) a participant's compensation in excess of $50,000 is disregarded for purposes of determining average compensation, and (ii) the maximum annual Retirement Plan benefit permitted under the Code is $120,000. The numbers presented in the table disregard these limitations because the Bank maintains the Restoration Plan, which provides participants with a supplemental retirement benefit to compensate them for the limitation on benefits imposed by the Code. Therefore, the numbers presented represent the sum of the benefit payable under the Retirement Plan and the benefit payable under the Restoration Plan.


The following table sets forth the years of credited service as of December 31, 1996 for each of the individuals named in the cash compensation table.


                             Credited Service

                             Years     Months
Herbert G. Chorbajian        12         7

Richard J. Heller             5         9

Barry G. Blenis              32         3

Freling H. Smith              5         2

Clifford M. Apgar             4        10

Certain other supplemental retirement arrangements are described in the footnotes to the Summary Compensation Table.

Human Resources Committee Report to Shareholders

Background and Compensation Philosophy

Compensation of the senior executive officers of the Bank is comprised primarily of three components: base pay, short-term incentives and long-term incentives. The philosophy of the Committee and the board is to provide a compensation mix which places a significant emphasis on performance related pay and which aligns executive pay with the goals and interests of the Company and its shareholders.

Base Pay

Salaries for the Chief Executive Officer and the other named executive officers are reviewed on an annual basis by the Committee, which then makes recommendations to the Board of Directors for the following year. The Committee solicits the advice of an outside compensation consultant in forming its recommendations.

Effective February 23, 1997, based upon the recommendation of the Committee, the Board of Directors increased the salary of the Chief Executive Officer to $481,600, an increase of 5%. The increase reflected the Committee's continued satisfaction with the Chief Executive Officer's outstanding leadership, his contributions in helping the Bank meet its financial and operating goals and his furtherance of the Bank's strategic plan for the future.

The base salary of each of the other named executive officers was increased as outlined in the Summary Compensation table. The increases were based on recommendations by the Committee that were made upon consultation with the Chief Executive Officer. Each officer's increase reflects the Committee's assessment of that individual's performance, his level of experience, and competitive market data for similar positions at peer banks, and upon the Bank's performance.

Future salary increases will continue to be based upon Bank and individual performance as they relate to the competitive pay range for each executive.

Annual Incentive Program

The Bank has in place an annual incentive plan that grants awards to participants based on performance measures that are the key drivers of shareholder value enhancement. The award incentive levels for 1996, as stated in the Summary Compensation Table, were based on a comparison between actual and target performance levels as measured by four factors:
Return on Average Assets, Return on Average Equity, Earnings per Share and the ratio of Nonperforming Assets to Average Assets. Each factor is evenly weighted in its determination of actual awards.

As in 1995, target performance levels for each of the four measures were set based on both the Bank's performance in the last year and the average performance of the comparably sized peer group of banks. The target awards reflected average performance for both the peer group and the Bank.

At the end of 1996, the actual performance levels for the year were compared with the four target award measures within the context of a 5-point scale. After comparing each of the four measures to the scale independently, a composite number was calculated based on averaging each of the four measures.

Based on the Bank's achievement relative to the four performance measures noted previously, the Committee recommended and the Board approved, a 1996 annual bonus in the amount of $179,567 for the Chief Executive Officer, resulting in 79% of the target award. Awards for the other named executive officers are set forth on the Summary
Compensation Table.

Executive Stock Option Program

Based upon the recommendations made by the outside compensation consultant retained by the Committee, the Committee authorized the award of 60,000 options to the Chief Executive Officer and the number of options to each of the other named executive officers as set forth in the Summary Compensation Table. The number of options granted were based on both competitive analysis using peer banks, the Bank's performance and the individual's performance.

Miscellaneous

Although not an element of current compensation, the Chief Executive Officer's supplemental retirement arrangement was amended in 1996 to make certain technical changes to his supplemental retirement arrangement which do not materially affect projected payments at normal retirement but do result in accelerated accruals in the case of early retirement.

This report is submitted by the Bank's Human Resources Committee:

                        John E. Maloy, Sr., Chairman
                         Anthony P. Tartaglia, M.D.
                           Susan J. Stabile, Esq.
                             Francis L. McKone

Shareholder Return Performance Presentation

Set forth below is a line graph comparing the cumulative total shareholder return on ALBANK Common Stock with the cumulative total shareholder return of (i) the total return industry index for NASDAQ bank stocks and (ii) the total return for the NASDAQ U.S. Stock Market commencing with respect to ALBANK as of April 1, 1992, the date on which its Common Stock commenced public trading, and commencing with respect to the NASDAQ indices as of March 31, 1992, the most readily available information. Total return assumes the reinvestment of cash dividends.

  COMPARISON OF TOTAL RETURN APRIL 1, 1992/MARCH 31, 1992--DECEMBER 31, 1996
  ALBANK COMMON STOCK, NASDAQ BANK STOCK INDEX AND NASDAQ STOCK MARKET INDEX

                   ALBANK    NASDAQ Banks   NASDAQ Market
4/1/92-3/31/92     100       100            100

12/31/92           147.5     129.82         112.84

12/31/93           196.25    148.05         129.53

12/31/94           236.67    147.51         126.62

12/31/95           310.73    219.69         179.06

12/31/96           396.86    290.4          220.77


Indebtedness of Management and Transactions with Certain Related Persons

The Company intends that all transactions between the Company and the Bank, on the one hand, and executive officers or Directors of the Bank or the Company, holders of 10% or more of the shares of Common Stock and controlled entities of the foregoing (collectively, "insiders"), on the other, will contain terms no less favorable to the Company or the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside Directors of the Company or the Bank, as the case may be, not having any interest in the transaction in circumstances where law or regulation requires such approval.

Pursuant to restrictions imposed by Federal law and regulation, all loans or extensions of credit by the Bank to insiders must be made on substantially the same terms, including interest rates and collateral, as and following credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to insiders in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (or in any event in excess of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors of the Bank. Loans to insiders are also subject to limits individually and in the aggregate. The Bank is also prohibited from extending credit to its executive officers, except
(i) to finance the executive's residence or the education of the executive's children, or (ii) for any other purpose if the loan does not exceed at any one time the higher of $25,000 or 2.5% of the institution's unimpaired capital and unimpaired surplus, not to exceed $100,000.

All outstanding loans by the Bank to Directors, executive officers and/or family members were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with other persons, and did not, and do not, involve more than the normal risk of collectibility or present other unfavorable features.



PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Bank's independent auditors for the fiscal year ended December
31, 1996, were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Bank and the Company for the fiscal year ending December 31, 1997 subject to ratification of such appointment by the stockholders.

Representatives of KPMG Peat Marwick LLP will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.

Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.



PROPOSAL 3. A STOCKHOLDER PROPOSAL, OPPOSED BY THE BOARD OF DIRECTORS,
TO RECOMMEND THAT THE BOARD OF DIRECTORS IMMEDIATELY TAKE STEPS NECESSARY TO ACTIVELY SEEK A SALE OR MERGER OF THE COMPANY ON TERMS THAT WILL MAXIMIZE SHARE VALUE FOR STOCKHOLDERS.

The Company has received a proposal (the "Proposal"), dated December
4, 1996, by TrustCo Bank Corp NY (the "Proponent" or "TrustCo"), 192
Erie Boulevard, Schenectady, New York, 12305. In the Proposal the Proponent stated that it is the beneficial owner of 484,460 shares and the record owner of 100 shares of the Company's common stock.
The Board of Directors believes that the Proposal is not in the best interest of the Company and its stockholders, and your Board of Directors unanimously recommends a vote against the Proposal. (See the statement in opposition by the Board of Directors of ALBANK which follows.)
The Proposal is to adopt the following resolution:

RESOLVED, that the shareholders of ALBANK Financial Corporation ("ALBANK") do hereby recommend that the board of directors immediately take the steps necessary to actively seek a sale or merger of ALBANK on terms that will maximize share value for shareholders.

                            SUPPORTING STATEMENT
                           (Submitted by TrustCo)

According to the Hancock Institution Equity Services, as of June 30, 1996, the return on average equity for thrifts and banks in the Northeast region review was 11.71% and 14.92%, respectively. Unfortunately, ALBANK's return on average equity was 9.78% for the same period, well below either average and far below the region's strongest performers.

This lackluster performance, we believe, is due in good part to management's inability to contain expenses. In ALBANK's 1995 Annual Report, management reported the percentage of noninterest expense to average assets as 2.22% for 1995. This percentage ballooned to 2.36% for the first quarter of 1996 and 2.38% for each of the next two quarters, resulting in an increased cost to ALBANK shareholders of roughly $22 million. Operating expenses should be declining, not increasing, as assets increase.

Stock ownership by insiders is an excellent indicator of the level of director and management commitment to shareholders. We believe that alignment of director/ management and shareholder interests is essential for share value to receive appropriate emphasis. ALBANK directors and management (who received approximately $2 million in compensation in 1995) owned less than 3% of ALBANK stock at March
28, 1996, net of shares received at no cost (under bank recognition plans) or reduced price shares (under stock option plans). We believe that this clearly reflects an unwillingness by ALBANK directors and management to commit their personal resources to ALBANK and thereby to align their interests with shareholders generally. In addition, the focus of ALBANK management and directors appears to be on compensation rather than stock appreciation for its shareholders.

In recent years, the boards of directors and management of a number of financial institutions have entered into sale or merger transactions which have produced or are expected to produce for their shareholders prices equal to or greater than seventeen times earnings. Based on ALBANK's annualized per share core earnings for the first three quarters of 1996, $.53, $.54 and $.57, respectively, a sale or merger of ALBANK at seventeen times annualized earnings would produce a price for ALBANK stock in excess of $36 per share, representing an immediate increase of $7.25 over the $28.75 per share trading price of ALBANK stock as of September 30, 1996.

As the banking industry continues to consolidate at a rapid pace, a window of opportunity for the shareholders of ALBANK is now open and time is of the essence. Banks are being acquired at record prices. The board should take advantage of this active market by immediately seeking out merger or sale opportunities for ALBANK on terms that will maximize share value for ALBANK shareholders. We as shareholders need to communicate to the board the shareholders' expectations that they will do so.

            OPPOSING STATEMENT OF THE ALBANK BOARD OF DIRECTORS

     THE ALBANK BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS DTOCKHOLDERS, AND YOUR BOARD
      OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PRPOSAL.

  The Proposal is made by a major competitor of ALBANK which has previously sought to acquire ALBANK and whose interests are very different than the interests of ALBANK's other stockholders.

  ALBANK's strategy is working to substantially increase stockholder values. By growing the business internally and through acquisitions, ALBANK's core earnings have increased each year, and ALBANK's stock price has increased 362% (including the value of reinvested dividends) since its mutual-to-stock conversion in 1992 (based on the closing price on March 31, 1997).

  The Proposal would be disruptive to ALBANK's business, by creating uncertainties in the minds of customers and employees.

  ALBANK's Board of Directors periodically reviews the Company's strategic options, including the possibility of a merger or sale. The Board, in the exercise of its fiduciary duties, will carefully consider any bona fide acquisition offer it receives. Approval of this Proposal might well encourage potential acquirors to believe ALBANK is available at a "fire sale" price. The Board believes that approval of the Proposal could lead to a forced sale that would detract from the value that would be attainable for ALBANK stockholders.

These reasons are discussed further below.

The Proponent has an underlying interest in the Proposal which is not shared by the other stockholders. Although not mentioned by TrustCo in the Proposal or its Supporting Statement, ALBANK and TrustCo compete directly in the greater capital district area in and around Albany, New York, and are the two largest locally headquartered and managed banks serving this market. The Proposal and Supporting Statement also fail to mention that, in March 1996, TrustCo proposed to acquire the Company, which proposal was unanimously rejected by the ALBANK Board of Directors.

Normally, a stockholder proposing a resolution similar to TrustCo's
Proposal shares the same interests as the other stockholders. In this case, however, TrustCo does not and cannot view the proposed sale of the Company from the same perspective as that of the other stockholders. TrustCo, as a major competitor of ALBANK, would only benefit from a disruption in ALBANK's business due to employee or customer uncertainty.
In addition, although the Proposal purports to urge the Board of Directors to seek a sale or merger which will maximize share value, TrustCo may not be genuinely interested in seeking the highest price for ALBANK. TrustCo may instead be seeking to maximize its chance of acquiring
ALBANK at the most opportune time for it, as a buyer, which may not be the best time for a sale from the perspective of other ALBANK stockholders. For these reasons, the Board believes that the Proponent has an interest in the adoption of the Proposal inconsistent with the best interests of ALBANK stockholders generally.

Stockholder values are increasing substantially through ALBANK's existing strategy. Approval of the Proposal would tend to focus the Board's attention on only one possible avenue to promote stockholder value--the sale or merger of the Company. The Board believes it also should continue to evaluate other opportunities to grow in a manner that would promote stockholder values.

An independent bank such as ALBANK is able to enhance shareholder value, without a sale or merger, in a number of ways, including through increased loan and deposit gathering, the furnishing of other fee-generating services, expense management, and the acquisition of both branch franchises and other banking institutions. In fact, applying this strategy resulted in an increase in the Company's earnings per share of 25% from $0.51 per share for the fourth quarter of 1995 to $0.64 per share for the fourth quarter of 1996 and an increase in the Company's return on average stockholder equity from 9.27% from the fourth quarter of 1995 to 11.24% for the fourth quarter of 1996. Since year end, ALBANK has continued to pursue these strategies to enhance stockholder value as highlighted by the Company's January 1997 agreement to acquire
35 branches in New York State with $530 million in deposits from KeyBank.

Furthermore, the Company stock price which was $8.33 at the time of its 1992 mutual-to-stock conversion (after adjusting for the 1996 6-for-5 stock split) has increased to $36.375 on March 31, 1997. Assuming the reinvestment of all dividends, this represents an increase of 362%.

The Board has continued to pursue policies with respect to its stock to increase stockholder value, including a significant common stock repurchase program and the initiation and payment of increasing cash and stock dividends over the past three years. Indeed, effective in January of this year ALBANK increased its quarterly cash dividend by 25%. While stock prices also reflect market conditions generally, the Company's Board of Directors believes that the increase in ALBANK's stock price is evidence that the Company's strategy makes sense, and that approval of the Proposal would not be in the best interests of ALBANK stockholders.

It is important to note that directors, officers and other employees collectively beneficially own or have the right to acquire pursuant to the Company's stock option plans approximately 18% of ALBANK's outstanding shares. Their interests are, therefore, closely aligned with all shareholders in seeking to maximize value.

The Board also believes that approval of the Proposal would be disruptive to the Company's business operations. The Proposal might lead potential customers to believe that the Company is about to be sold or merged.
The Board believes that many current ALBANK customers have established banking relationships with ALBANK because it is independent and service-oriented. Therefore, the Proposal, if adopted, could weaken a cornerstone of the Company's long-term strategy by placing doubts in the minds of both current and prospective customers as to ALBANK's future ownership and direction. The Proposal could also substantially undermine employee confidence in their future status with the Company, thereby resulting in departures of key employees or lower productivity.

The Proposal could encourage "fire sale" offers that would detract from values that might otherwise be attainable. Directors are elected by stockholders to manage the business and affairs of the Company and to evaluate and consider all of the various strategic options which may be available from time to time. The Board periodically reviews the Company's progress and is responsible for determining if, when and under what conditions, a sale of the Company should be considered. Approval of the Proposal would encourage the Board to act precipitously to sell ALBANK and thereby would restrict the Board's ability to examine all strategic alternatives.

The Board, in the exercise of its fiduciary duties, will as always carefully consider any appropriate action, including evaluation of any bona fide offer for the sale of the Company that would serve the best interests of the stockholders. Therefore, the Board believes the Proposal is redundant and unnecessary. Moreover, approval of the Proposal could lead potential acquirors to believe that the Company could be purchased at a "fire sale" price. Approval of the Proposal might cause any potential bidder who may come forward to reduce the value it would propose to pay to ALBANK stockholders. The Board believes a sale under such circumstances would detract from the value that would be attainable.

FOR ALL OF THE ABOVE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                           ADDITIONAL INFORMATION

Certain Exchange Act Filings

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company by its directors and officers, the following failed to file on a timely basis: Mr. Elliot, two Forms 4 reflecting two transactions, and Mr. Blenis, one Form 3 representing one transaction.

Stockholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than December 13, 1997. Any such proposal will be subject to SEC Rule 14a-8 under the Exchange Act.

Notice of Business to be Conducted and Nomination of Directors at an Annual Meeting

The bylaws of the Company provide an advance notice procedure for certain business to be brought before an Annual Meeting. In order for a stockholder to properly bring business before an Annual Meeting, the stockholder must give written notice to the Secretary of the Company not less than 30 days before the time originally fixed for such meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address, as it appears on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the number of shares of Common Stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. The same advance notice requirements are applicable to stockholder nominations of persons for election as a Director. In the case of nominations to the Board, the information that is required to be disclosed in solicitations for proxies for elections of Directors under the rules of the SEC must also be provided. Nothing in this paragraph will be deemed to require the Company to include in its proxy statement and proxy relating to the 1998 Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

A copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1996, as filed with the SEC will be furnished without charge to stockholders of record upon written request to ALBANK Financial Corporation, Attention: Freling H. Smith, 10 North Pearl Street, Albany, NY 12207.

                                      By Order of the Board of Directors


                                      /s/Freling H. Smith

                                      Freling H. Smith
                                      Secretary

Albany, New York
April 12, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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Please mark     X
your votes
like this

The Board of Directors recommends a vote FOR Propositions 1&2


                                FOR ALL       WITHHELD
                                nominees<F1>  FOR ALL
   1. Election of
   Directors

   John E. Maloy, Sr.
   Henry M. Elliot, Jr.
   and Karen R. Hitchcock, Ph.D.

<F1> (To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)



                                            FOR     AGAINST     ABSTAIN
2. Ratification of independent auditors

The Board of Directors recommends a vote Against Proposition 3


                                  FOR     AGAINST     ABSTAIN
   3. Stockholder proposal to
   seek the sale or merger
   of the Company

Receipt is hereby acknowledged of ALBANK Financial
Corporation Notice of Meeting and Proxy Statement

Signature(s)          Date
NOTE: Please sign exactly as name appears. For joint account, each owner should sign.

FOLD AND DETACH HERE

ALBANK FINANCIAL CORPORATION

10 North Pearl Street
Albany, New York 12207

This Voting Instruction is Solicited on Behalf of the Board of Directors and Management

This voting instruction is sought by the Trustee of the Albany Savings Bank, FSB Incentive Savings and Employee Stock Ownership Plan and the Trustee of the Albany Savings Bank, FSB Recognition and Retention Plans and Trusts in connection with a Proxy that is Solicited on Behalf of the Board of Directors and management.

The Trustees of the aforementioned plans will cast votes on each of the following matters, as set forth in the Proxy Statement, in accordance with the voting instructions designated below, and upon such other matters properly coming before the meeting.

If this voting instruction is signed, but no direction is given, the Trustee will cast the votes represented hereby For Propositions 1
& 2 and Against Proposition 3.

(Continued and to be signed on other side)

FOLD AND DETACH HERE

Please mark   X
your votes
like this

The Board of Directors recommends a vote FOR Propositions 1&2


                                       FOR ALL        WITHHELD
                                       nominees<F1>   FOR ALL
   1. Election of
   Directors

   John E. Maloy, Sr.
   Henry M. Elliot, Jr.
   and Karen R. Hitchcock, Ph.D.

<F1> (To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)


                                            FOR     AGAINST     ABSTAIN
2. Ratification of independent auditors

The Board of Directors recommends a vote Against Proposition 3


                                  FOR     AGAINST     ABSTAIN
   3. Stockholder proposal to
   seek the sale or merger
   of the Company


I WILL ATTEND THE
ANNUAL MEETING

COMMENTS/ADDRESS CHANGE

Please mark this box if you have
written comments/address change
on the reverse side

Receipt is hereby acknowledged of ALBANK Financial
Corporation Notice of Meeting and Proxy Statement

Signature(s)          Date
NOTE: Please sign exactly as name appears. For joint account, each owner should sign.

FOLD AND DETACH HERE

ALBANK FINANCIAL CORPORATION

10 North Pearl Street
Albany, New York 12207

This Proxy is Solicited on Behalf of the Board of Directors and Management

The undersigned hereby appoints MARK L. HELLER and MICHAEL T. REILLY and each of them proxies with power of substitution, to represent and to vote as designated below, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on May
21, 1997 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before this meeting.

This proxy when properly executed will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted For Propositions 1 & 2 and Against Proposition 3.

P
R
O
X
Y

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

(Continued and to be signed on other side)

FOLD AND DETACH HERE